Exhibit (a)(37)

Southwest Gas Holdings Leader Communication

Overview

Thanks to leaders like you our Company has performed well, and that strong performance has attracted interest from third parties who believe our Company is heading in the right direction with strong potential for further success. As a result, Southwest Gas Holdings has received an indication of interest to purchase the Company, which is well in excess of Carl Icahn’s $82.50 per share offer. As a result, the Board of Directors has authorized the review of a range of strategic alternatives for the Company including, but not limited to, a sale of the Company, a separate sale of its business units, and/or pursuing the previously disclosed spin-off of Centuri. Any decision will be based on our commitment to provide the most value for our stockholders while ensuring the best interests of our employees, customers and other stakeholders are considered.

Your Role and Guidelines

This is an exciting time and would not be possible without the hard work and dedication of all of us. As leaders, employees look to you for guidance, communication and assurance. It is very important in your role to provide employees with information and opportunities to ask questions about this strategic process. While a formal communication will be sent to all employees, the conversations they have with their trusted leaders make a major difference. They need to know what it means for them and what is expected during this time. To prepare you, we have included in this communication talking points to help guide conversations.

Key Takeaways for Employees:

1.

The support of employees at the upcoming Annual Meeting is still important – no matter how many shares each of us own. Please vote the WHITE proxy card and simply discard any gold card received from Carl Icahn. Reminder instructions will be sent to all stockholders.

2.	Nothing is changing right now, and business will continue as usual during this time.

3.	Our customers rely on us to provide an essential service and that will not stop.

4.	Together we have built a strong, attractive Company worthy of this attention.

5.	The future is bright for our Company.

6.	The Board of Directors and leadership have employees’ best interests in mind as they evaluate strategic opportunities .

Talking Points

The below messages are designed to help guide your conversations with your direct reports and broader teams.

What We Announced

•

The Southwest Gas Board has authorized the review of a full range of strategic alternatives to maximize stockholder value. As part of this process, the Company will consider a range of alternatives including, but not limited to, a sale of the whole Company, a separate sale of its business units, and/or pursuing the previously disclosed spin-off of Centuri.

•	It’s important to understand that the process we announced today does not guarantee that we will end up in a transaction.

Why Now

•

Southwest Gas Holdings is financially and strategically strong and having received an indication of interest to purchase the Company, which is well in excess of Carl Icahn’s $82.50 per share tender offer, the Southwest Gas Holdings Board has authorized the review.

Timing

•	Michael J. Melarkey, Chair of the Board of Southwest Gas Holdings has stated, “…We plan to move forward expeditiously.”

What it Means for Employees:

•	The day-to-day duties of employees will not be impacted during this time.

•	Benefits and reporting structure will remain unchanged during this time as the Board and Management are reviewing strategic alternatives.

•	Our Company provides essential services, and we know you and your team will be focused on safety, reliability, quality and excellence in all that we do.

Next Steps

•	A Board committee, comprised solely of independent directors, is overseeing the process.

•	More information will be communicated to employees through this process.

This is an exciting moment in the history of our Company and would not be possible without you and our team’s hard work and dedication. Leaders like you are the backbone of our Company and your leadership is appreciated and respected by all of us. Thank you!

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting ”). In connection with the Annual Meeting, the Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company has furnished to its stockholders in connection with the Annual Meeting. The Company may furnish additional materials in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND WHITE PROXY CARD AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting are being made solely through the definitive proxy statement. In addition, a copy of the definitive proxy statement may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also may obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the Company’s website at www.swgasholdings.com.

Important Information for Investors and Stockholders: This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll -free at (877) 825-8621.

Forward-Looking Statements: This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to a separation of Centuri, the future performance of Centuri, Southwest Gas’s dividend ratios and Southwest Gas’s future performance. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward -looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention of ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Participants in the Solicitation: The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and the definitive Proxy Statement on Schedule 14A filed with the SEC in connection with the Annual Meeting. Additional information regarding the interests of such potential participants is included in other relevant materials filed with the SEC.